Exhibit (r)(2)

Code of Ethics of Fintan Partners, LLC

A.	Summary; Report Suspected Violations

Set forth in this code of ethics (the “Code of Ethics” or the “Code”) is a discussion of the Firm’s fiduciary duties to its Clients, as well as related discussions of, among other things, prohibited personal securities transactions, insider trading, outside activities, gifts and entertainment, and electronic communications.  Employees must comply with all applicable laws, rules and regulations, including federal securities laws, at all times.  Because it is not always clear how we abide by these standards, Employees are encouraged to contact the CCO with any questions regarding these duties or any other compliance matter discussed in this Manual (including the Code).  Employees must report immediately any suspected violations of the Code (or of any other policy or procedures of the Firm) to the CCO or his designee.  The Firm prohibits retaliation against any Employee who, in good faith, seeks help or reports known or suspected violations, including Employees who assist in making a report or who cooperate in an investigation.  Any Employee who engages in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

The CCO shall provide a copy of this Manual (including the Code), including any revisions or updates to this Manual (including the Code), to all Employees.  All Firm Personnel must be familiar with the policies and procedures set forth in this Manual (including the Code) at the time of employment and thereafter, and must sign a certificate in the form attached to this Manual as Exhibit A (at the time of employment) and as Exhibit B (quarterly thereafter).  Failure to comply with the requirements of this Manual (including the Code) will result in disciplinary action, up to and including termination of employment.

B.	Fiduciary Duties

Section 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), imposes a fiduciary duty on registered investment advisers.  In applicable case law, the SEC and the Supreme Court of the United States made clear that an adviser has an undivided duty of loyalty to act solely in the best interests of the client, including the obligation to make full and fair disclosure of all material facts, especially where the adviser’s interests may conflict with those of the client.

The SEC has also stated that investment advisers owe their clients several specific fiduciary duties which are described below.

1.	Duty to Disclose Material Facts and Conflicts

Employees have a duty to disclose all material facts that may affect the services provided to Clients.  As a general rule, information is “material” if there is a substantial likelihood that a reasonable investor would attach importance to it.  The courts and the SEC have placed particular emphasis on the duty to disclose material conflicts of interest.  As a rule, even the possibility of a conflict must be disclosed, and the Firm encourages disclosure of any matters giving rise to the appearance of a conflict of interest.

2.	Duty to Act in the Best Interests of Clients

Employees have a duty to act only in the best interests of Clients.  This duty generally requires that the interests of Clients be placed above the interests of the Firm and Firm Employees whenever a conflict may be present.  If a conflict of interest arises between the interests of a Client and the interests of the Firm or Firm Employees, the issue should be brought promptly to the attention of the CCO.

3.	Duty to Treat Each Client Fairly

The Firm may not intentionally confer a benefit on one Client with the purpose of conferring a disadvantage on another Client.  Employees should be careful to contact the CCO in order to appropriately document instances in which Clients have been treated disparately in a manner which might suggest a conflict of interest, and the means by which the Firm has disclosed, addressed and/or mitigated such conflict of interest.

4.	Duty to Provide Suitable Investment Advice

The Firm has a duty to give investment advice that is suitable and appropriate to the particular Client.  As a general rule, this duty requires Firm Employees to (i) be knowledgeable about the investment objectives, guidelines and restrictions, if any, of a particular Client, (ii)  make investments that comply with such objectives, guidelines and restrictions, and (iii) avoid “style drift” which may raise issues as to the motives of the Firm and Firm Personnel.

C.	Personal Securities Transactions

Except in the case of the exceptions specified below, Firm Personnel are restricted from making any personal securities transactions.1  Failure to observe the Firm’s policies and procedures governing employee securities trading activities (including participation in direct private investments) constitutes grounds for disciplinary action, up to and including termination of employment.  Violations may also result in referrals to governmental authorities if and as appropriate.

1.	Definition of Employee Accounts and Securities

For purposes of the Code, Employee securities trading includes all securities transactions of or by a Firm Employee in any of the following accounts (each an “Employee Account”): (i) a personal account, (ii) a joint account in which such employee has an interest, (iii) any account in which the Employee is a tenant in common with another person, (iv) any other account over which the Employee has investment discretion or may otherwise exercise control, (v) any account in which the employee has a direct or indirect beneficial interest, including trust accounts, custodian accounts, bank custody accounts or retirement accounts, except, in the case of this clause (v), for Discretionary Manager Relationship accounts and/or accounts in which the employee or person has no advance knowledge, right of approval, discretion or control with respect to the securities transactions thereof, and/or (vi) with respect to employees who provide investment, trading or supervisory services, any account of the type described above of or for an immediate family member of such employee (for the purpose of the Code, “Immediate Family Member” includes such employee’s spouse, dependent children and other persons who reside with the employee or to whom the employee provides financial support or assistance, or accounts for the benefit of such persons).

[1]	For purposes of this Manual, personal transactions include the exercise or conversion of a derivative instrument.

For purposes of the Code, “Securities” and “securities” includes not only equity interests (such as common stock, preferred stock, and partnership interests) and debt instruments (such as promissory notes, debentures, bonds and other evidences of indebtedness) of public and private corporations, partnerships, limited liability companies and other entities, but, also, without limitation, options, warrants, convertible instruments, exchangeable instruments, futures and similar rights or contracts issued by third parties, as well as other instruments which may not be “securities” under federal securities laws.  For purposes of the Code, however, “Securities” and “securities” generally do not include Exempt Securities, as such term is defined herein, with the exception of ETFs (which are included).

2.	Exceptions

(a)	General Exceptions.

Notwithstanding the prohibition set forth above, Firm Personnel may purchase and/or sell (without advance notice to or clearance from the CCO) the following instruments (each an “Exempt Security” or collectively, the “Exempt Securities”): 2

●	direct obligations of the government of the United States;

●	money market instruments (i.e., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);

●	shares of money market funds;

●	shares of open-end mutual funds registered in the United States, or similar instruments registered for trading in jurisdictions outside the United States;

●	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

●	broad based ETFs.

[2]	An Employee’s ability to trade in any instrument is subject to restrictions against improper insider trading under applicable law and as described in the Code of Ethics. An Employee’s decision to buy or sell a financial instrument shall be deemed to include a certification by the Employee that he or she had the right to effect the transaction and that he or she was not in possession of material, nonpublic information.

(b)	Discretionary Accounts.

Upon notice to the CCO, Employees may establish accounts with an unrelated third party investment manager pursuant to which securities transactions are effected without the account holder’s advance knowledge, input or consent (a “Discretionary Manager Relationship”).  Notice to the CCO must include the name of the investment management firm and the name of the individual investment manager exercising discretion over the account.  Although a Discretionary Manager Relationship must preclude an Employee from being consulted about, and having any input into or knowledge of, the transactions effected by the investment manager prior to the execution of such transactions, Employees are not precluded from discussing general policy matters with respect to such account (such as, for example, overall defensive or aggressive postures, asset allocation by broad categories, tax matters such as tolerance for gains and losses, and cash disbursement requirements for taxes or otherwise).

(c)	Pre-approved Investments.

Subject to the restrictions set forth below regarding insider trading and other applicable laws and with the prior written consent of the Chief Compliance Officer, Employees may also engage in personal securities transactions in the following instruments (each a “Pre-approved Investment”):

●	private placements/limited offerings (i.e., hedge funds, private equity funds venture capital funds and similar pooled investment vehicles) and initial public offerings;

●	investments in Firm-managed Funds; and

●	legacy holdings (i.e., securities held by Employees as of the date of commencement of his or her employment by the Firm and during the sixty day period immediately following the date of commencement of employment).

When recommending the purchase or sale of a security on behalf of a Client, Employees must disclose to the Chief Compliance Officer if he or she holds a position in that issuer in his or her personal securities trading account(s).  Employees who obtain securities of an issuer that is later purchased by a Client may be “frozen in” or prohibited from disposing of such securities, until such time as the Client(s) have disposed of such securities or otherwise as may be determined by the CCO.

(d)	Review and Approval by the CCO

Requests to invest in a Pre-approved Investment shall be made pursuant to a completed Personal Securities Trading Request Form.  A copy of the form is attached to this Manual as Exhibit C.  The Chief Compliance Officer will endeavor to notify the requesting Employee promptly, but in any case, within two (2) business days of receipt of an accurate and complete Personal Securities Trading Request Form, with respect to approval or denial of approval to trade.3

When approval is granted, the approval (i) is valid only until the end of the seventh day following the day on which the approval was given (unless otherwise specified or earlier terminated by the CCO) and (ii) is limited to the specifically requested purchase, sale or other transaction -- at the amount(s) or levels set forth in the clearance by the CCO.  A record of such approval (or denial) by the CCO and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act.

The CCO will generally deny requests to make a Pre-approved Investment if the proposed transaction (i) violates (or appears to violate) the securities laws and/or the Firm’s contractual and fiduciary obligations, (ii) takes advantage (or appears to take advantage) of material, non-public information or (iii) creates conflicts of interests (or the appearance of conflicts of interests) for the Firm or the individual making the request.  For example, the CCO will generally restrict the purchase and/or sale of securities of issuers in which (i) the Firm has a current investment, (ii) the Firm is currently contemplating (or has recently contemplated) an investment or (iii) the Firm has a material business relationship.  In carrying out his responsibilities under this policy, the CCO shall be guided by the principles set forth in the Code.  Approval or rejection of a personal securities transaction request shall not be deemed to be the provision of investment advice or legal advice, nor shall the CCO have any responsibility or liability in connection with the determinations made pursuant to this Policy.

3.	Additional Restrictions

(a)	No “Front Running”

Except with the permission of the CCO, no personal securities trades may be effected by any Employee who is aware or should be aware that (i) there is a pending purchase order in the securities of that same issuer for any Client Fund, or (ii) a purchase of the securities of that same issuer can reasonably be anticipated for a Client Fund in the next five (5) calendar days.

(b)	Board Service and Trading

When an Employee or an Immediate Family Member of an Employee serves as a director, officer or consultant of a company, in addition to any other restriction set forth in this Code of Ethics, the following procedures shall also apply: (a) no Employee or Immediate Family Member of that person may trade in the securities of the subject company without the prior consent of the CCO; and (b) no Employee may trade in the securities of the issuer during any “black-out” period or in violation of any other trading restriction(s) established by the issuer and applicable to its directors, officers or consultants.

[3]	While the CCO will endeavor to promptly notify Employees regarding approval or rejection of a Pre-Approved Investment, no approval may be implied by the CCO’s failure to respond, and the transaction shall not be deemed approved unless and until the CCO provides such approval in writing (including email).

D.	Individual Questionnaire

At the request of the CCO, Employees are required to complete and submit the Fintan Partners, LLC Individual Questionnaire attached hereto as Exhibit F.

E.	Insider Trading Policy and Treatment of Material, Non-Public Information

Firm Personnel may not trade, either personally or on behalf of another person or entity, on material non-public information or communicate material non-public information to another person or entity in violation of applicable law.  This policy applies to all Firm Personnel and extends to his or her activities both within and outside his or her duties at the Firm.  Further, material, non-public information obtained by Firm Personnel, with respect to any fund or any security (including the issuer of such security) held or contemplated to be purchased or sold by the Firm and/or our Client(s), must be kept strictly confidential.  Firm Personnel may not act upon or disclose to any person material non-public except as may be necessary to carry out his or her job responsibilities.

Penalties for trading on or communicating material non-public information are severe, both for individuals or firms involved in such unlawful conduct and for their employers, including civil injunctions, treble damages, disgorgement of profits and even jail sentences.

1.	Definitions

(a)	Who is an Insider?

The concept of “insider” is broad.  It includes officers, directors, employees and/or major shareholders of an issuer.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and as a result is given access to information solely for the issuer’s purposes such as the signing of a confidentiality agreement or access through an electronic workspace such as Intralinks or Syndtrack.  A temporary insider can include, among others, an issuer’s attorneys, accountants, consultants, bank lending officers, and/or the employees of such organizations.  In addition, the Firm may become a temporary insider of an issuer (or other person) for which it performs investment advisory services.

(b)	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities.

(c)	What is Non-public Information?

Information is non-public until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation or on a quotation service would be considered public.

2.	What Employees Should Do to Prevent Insider Trading

(a)	Identify Insider Information

Before entering into any transaction for yourself or others, including Clients, in the securities of an issuer about which you may have potential insider information, Employees should consider the following:

●	Is the information material?

●	Is the information non-public?

●	Does the provider of the information have a duty of loyalty or confidentiality to the “owner” of the information?

(b)	Avoid Using or Disclosing Material, Non-Public Information

If, after consideration of the foregoing, you believe that you have come into possession of material, non-public information, or if you have questions as to whether the information is material and non-public, you should take the following steps:

●	Immediately cease all trading in securities or other instruments of the issuer that is the subject of the material, nonpublic information, including trading on behalf of the Firm and its Client.

●	Immediately cease recommending any transaction in any of the securities of the issuer to anyone.

●	Do not discuss the material, nonpublic information with anyone except as contemplated by this policy.

●	Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

3.	Recordkeeping and Reporting

Under the Advisers Act, the Firm is required to keep records of transactions in securities in which Employees have a direct or indirect beneficial ownership interest.  At the time of hiring, new Employees are required to submit to the CCO an initial holdings report disclosing every security and account in which he or she has a direct or indirect beneficial ownership or other beneficial interest.  The initial holdings report must contain, at a minimum, the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the new Employee has any direct or indirect beneficial ownership, the name of any broker, dealer or bank with which the new Employee maintains an account in which securities are held for the new Employee’s direct or indirect benefit, and the date the new Employee submits the report.  The initial holdings report must be provided within 10 days of becoming a new Employee, and the information included in the initial holdings report must be current as of a date no more than 45 days prior to the date the new Employee became a new Employee.  Thereafter, every Employee shall file with the CCO a quarterly transaction report on a quarterly basis and an annual holdings report on an annual basis.  Quarterly transaction reports must be received within 30 days of quarter end and must cover all transactions during the relevant quarter.  Annual holdings reports are provided at least once each 12-month period on a date selected by the CCO, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.  The CCO will email Employees templates of, and instructions for completing, the initial holdings report and the annual holdings report, which shall thereafter be completed and returned by each Employee to the CCO as instructed.  Employees shall submit their quarterly transaction report to the CCO, in the form attached as Exhibit B, simultaneously with their Quarterly Certification of Compliance.  The CCO (or his designee) shall review each initial holdings report, quarterly transaction report, and annual holdings report submitted.

4.	Remedial Actions and Disciplinary Sanctions

Upon discovering a violation of this policy by an Employee, the Firm shall take any action the CCO, in consultation with the Managing Member, deems necessary and appropriate (e.g., a trade reversal).  Following appropriate corrective actions, the CCO may impose sanctions if they are deemed appropriate.  Sanctions may include, but are not limited to, reduction of the Employee’s discretionary bonus, suspension or termination of trading privileges, and suspension or termination of employment.

F.	Proprietary Firm Information

Any information, data, software agreements, documents, reports, plans, studies, forecasts, projections and records containing or otherwise reflecting information concerning the Firm, its principals or any of its subsidiaries or affiliates, their respective products, services, businesses or assets (including the businesses or assets of its Clients) or other information about the Firm and/or its Clients, including the identity of its Investors (collectively, all such information is referred to herein as “Proprietary Firm Information”), is strictly confidential and may not be revealed to third parties.  Proprietary Firm Information is the property of the Firm and may not be used for any purpose except in the strict performance of your job responsibilities to the Firm, nor may such information be disclosed to any third party, without the permission of the Chief Compliance Officer.4  Employees must take the same measures to restrict access to Proprietary Firm Information as with material, non-public information as described above.  Violation of this policy may result in disciplinary action, up to and including termination of employment.  This obligation not to disclose Proprietary Firm Information continues after the termination of employment.

[4]	The Privacy Policy set forth in Section XV of this Manual contains additional information regarding the protection of personal, non-public information of the Firm’s Investors. The Firm’s Employee Manual contains additional policies regarding proper use of the Firm’s information and systems.

G.	Service on Boards of Directors and Outside Activities

Upon commencement of employment, all Employees must disclose to the Firm, (i) all boards on which they serve, (ii) all outside business and charitable activities and (iii) any potential conflicts of interest arising from these activities and/or family relationships.  Employees shall be required to update such information on a quarterly basis thereafter.  An Employee’s service on the board of directors, any other governing board, a creditors committee or an investment committee of any entity (including charitable organizations), could lead to the potential for conflicts of interest and insider trading issues, and may otherwise interfere with an Employee’s duties to the Firm.  Therefore, all Employees are required to provide advance written notice to the CCO of any proposed outside activities (such as those described in this section) and shall not accept any appointment or commence such services without the prior written approval of the CCO.

H.	Gifts and Entertainment

The following procedures and restrictions apply to Employees’ interactions with third parties (including their employees) with whom or which the Firm conducts, or is considering conducting, business, including prime and executing brokers, investment bankers, valuation and appraisal firms, investors, vendors, and a variety of other entities (each, a “Business Associate”).

1.	Gifts

Employees may not provide or accept gifts in excess of $200 per calendar year to or from any one source, except with the CCO’s approval.  Notwithstanding the foregoing, no Employee may provide or accept gifts having an aggregate value of $100 per calendar year to or from any person associated with a broker-dealer.  The following gifts, however, are excluded from the thresholds set forth above per individual per calendar year: (i) personal gifts, such as wedding gifts or congratulatory gifts for the birth of a child, provided that such gifts are not in relation to the business of the Firm or the third party giver/recipient of the gift; (ii) reasonable bereavement gifts; (iii) gifts of de minimis value (such as pens or notepads); and (iv) gifts commemorating business transactions.  Gifts given in the course of business entertainment (including conferences) are included in the thresholds set forth above per individual per calendar year unless the de minimis exclusion is available.  Employees must report to the CCO in writing (including e-mail) any gift, service, or other item of value, received from or given to any Business Associate (including the gifts listed above but excluding gifts of de minimis value). The CCO will review such reports and may require the Employee to return the gift or provide payment for such gift if the CCO believes that such action is appropriate.  The CCO will maintain a log of all reported gifts.

2.	Entertainment

Employees may provide or accept a business entertainment event of reasonable value to or from a Business Associate, such as a meal or a sporting event, if the Business Associate providing or receiving the entertainment is present. Employees may never provide or accept entertainment that is lavish or excessive.  Transportation and lodging received or provided in connection with an entertainment activity or event is typically considered a gift and is therefore subject to the annual thresholds and reporting requirements set forth above.  Any proposed entertainment event which could reasonably be expected to exceed $250.  The CCO will maintain a log of all reported entertainment.

3.	Union Officials

Special Department of Labor reporting requirements apply to service providers, such as investment advisors, to Taft-Hartley employee benefit funds.  Those service providers must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold.5  Prior to providing any gift or entertainment to these types of recipients, Employees must first confirm with such recipient that the provision or receipt of such gift or entertainment is not prohibited by law and shall seek the prior approval of the CCO before providing or receiving (or offering to provide or receive) a gift or entertainment.  The CCO will maintain a log of all proposed gifts and entertainment hereunder.

4.	Solicited Gifts

No Employee may use his or her position with the Firm to solicit and thereby obtain anything of value from a Client, Investor, supplier, person to whom the Employee refers business or any other entity with which the Firm does business.

5.	Referrals

Employees may not make referrals to Clients or Investors (e.g., accountants, attorneys, consultants or the like) with an expectation of personal benefit on account of the referral.

I.	Foreign Corrupt Practices Act

It is the policy of the Firm to strictly comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and all other applicable laws against bribery and other improper payments.  Accordingly, no Employee may provide anything of value to an official of a foreign government or government entity, or retain any agent or intermediary who may be involved in soliciting a potential investment from, or other transaction with, a foreign government or government entity, without prior notice to and approval from the CCO.

[5]	For additional information regarding these reports, see www.dol.gov/olms/regs/compliance/LM10_FAQ.htm.

J.	Market Manipulation and Other Abuses

No Employee should, alone or with others, for either a Client or the Firm, engage in trading or apparent trading activity in a security for the purpose of inducing the purchase or sale of such security by others or causing the price of a security to move up or down, and then taking advantage of such price movement by buying or selling the security at the “artificial” price.

K.	Making or Spreading False Rumors

Intentionally creating, passing or using false rumors may violate the antifraud provisions of the Advisers Act, as described above, among other securities laws of the United States.  Accordingly, no employee may maliciously create, disseminate, or use false rumors.  Such prohibition covers oral and written communications, including the use of electronic communication media such as e-mail, pin messages, instant messages, text messaging, blogs, and chat rooms.  Because of the difficulty in identifying “false” rumors, the Firm encourages Employees to refrain from creating, passing or using any rumor.  Employees are also reminded that this Manual prohibits the disclosure of Firm proprietary information to any other person, whether or not such other person is an employee of the Firm, except as required in the course of the Employee’s work for the Firm and in accordance with Firm procedures for handling proprietary information set forth above and other applicable firm procedures in effect from time to time.

L.	Electronic Communications

1.	E-mail

Employees are permitted to access personal e-mail services such as Yahoo, Hotmail and AOL.  However, Employees may not make use of personal e-mail service for a business-related purpose.  Employees are permitted to make reasonable personal use of their Firm e-mail account to send or receive personal e-mails.  However, such use should not interfere with the Firm’s business activities or involve a meaningful amount of an Employee’s time or Firm resources.  As always, all e-mail, whether business or personal, must be appropriate in both tone and content.  Employees acknowledge that the Firm has the right to access and obtain all e-mails, including personal e-mails, that Employees send or receive through our computer network and mail servers.  Employees further acknowledge that all of their e-mails will be maintained by the Firm and may be subject to, at any time and without notice to Employee, monitoring and review by the Firm and/or its authorized agents as permitted or required by law or regulatory authorities.  Employees expressly consent to such monitoring and review.

2.	Instant Messaging, Social Media, Chat Rooms and Blogs

This policy outlines acceptable and unacceptable use of any computer equipment and other technology by all Employees at the Firm, as it relates to instant messaging, blogs and/or social networking websites.  These rules and restrictions are in place for the protection of all Employees and the Firm.  Violation of this policy can expose you and the Firm to risks and legal liability.

Employees may use instant messaging to communicate with other Employees so long as such communications do not contain any content required to be maintained in the books and records of the Firm under applicable law.

All personal internet, social networking, and blogging are subject to all the requirements and procedures described in this Manual.  The content of an Employee’s posting or page on a blog or social networking website must comply with all the Firm’s policies, including, without limitation, the Firm’s compliance policies (such as advertising compliance policies and the prohibition on insider trading), the professional requirement of confidentiality, and any policies related to discrimination and harassment in the workplace.  It is against Firm policy for Employees to post any Firm proprietary information or Firm advertising material on a personal profile without prior approval of the CCO.

(a)	Personal Internet Websites and Internet/Social Media Profiles:

Employees may maintain a personal website and/or internet/social media profile (such as Facebook, MySpace, Friendster or LinkedIn) that includes identification as a Firm employee, however, that profile must be limited to that individual’s personal biographical information, and may not include any other information about the Firm, the Funds, the Firm’s advisory activities, securities information, or other investment-related content or communications, without pre-approval by the CCO.

(b)	Use of bulletin boards, blogs or chat rooms:

Internet or third-party service news groups, interactive electronic conversations (through direct links or “chat rooms”), bulletin boards, blogs and the like are not to be used to talk up, talk down, or otherwise discuss any security, commodity, other investment, investment strategy, or company or other entity that has issued or has proposed to issue securities.  These services are not to be used to discuss any Firm business or any Client.  The foregoing prohibitions apply even if the communication is from a personal account, or even if the Employee uses a pseudonym or does not identify himself/herself as a Firm employee.  In addition, information received from news groups, bulletin boards, and chat rooms must be regarded as obtained from a source of unknown reliability and should be independently verified.  Rumor and speculation are not to be the basis for action.  This policy also applies to social networking sites.

3.	Prohibited Communications

In addition to any prohibitions set forth in the Fintan Employee Manual, the Firm prohibits Employees from using our computers and network facilities to do any of the following:

●	transmit externally any documents marked “For Internal Distribution Only” or forward any e-mail automatically to an outside e-mail account;

●	“hack” or attempt to gain unauthorized access to computers or databases, tamper or interfere with electronic security mechanisms, misrepresent a user’s identity (for example, “spoofing”) or disseminate intentionally any viruses or other destructive programs;

●	establish a personal business or use our facilities for personal profit; or

●	download, install or execute software, including patches and upgrades, without our prior approval.

4.	Employee Handbook

The policies in this Manual with respect to use of e-mail and instant messaging are in addition to and not in lieu of the policies set forth in the Firm’s Employee Handbook.

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